Exhibit 99.1

DISH Network Places Offering of $2 Billion in Senior Notes

ENGLEWOOD, Colo.— May 3, 2011—DISH Network Corporation (NASDAQ: DISH) today announced that its subsidiary, DISH DBS Corporation, has priced an offering of $2 billion aggregate principal amount of debt securities at an issue price of 99.093%. The debt securities will be issued as 6.75% Senior Notes due 2021.  The net proceeds of the offering are intended to be used for general corporate purposes.

The offering is expected to close on May 5, 2011, subject to customary conditions.

DISH DBS Corporation placed the notes in a private placement under Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.   This press release does not constitute an offer to sell or a solicitation of an offer to buy any of the notes; nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in DISH Network Corporation’s Disclosure Regarding Forward-Looking Statements included in its recent filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its most recent quarterly reports on Form 10-Q. The forward-looking statements speak only as of the date made, and DISH Network Corporation expressly disclaims any obligation to update these forward-looking statements.

About DISH Network

DISH Network Corporation (NASDAQ: DISH), through its subsidiary DISH Network L.L.C., provides more than 14.19 million satellite TV customers, as of March 31, 2011, with the highest quality programming and technology with the most choices at the best value, including HD Free for Life. Subscribers enjoy industry-leading customer satisfaction, the largest high definition line-up with more than 200 national HD channels, the most international channels, and award-winning HD and DVR technology. DISH Network Corporation is a Fortune 200 company. Visit www.dish.com.